EXHIBIT 99.1

12900 Snow Road Parma, OH 44130

N E W S  R E L E A S E

CONTACT: Kelly Powell Manager, Investor Relations (216) 676-2000

GRAFTECH COMPLETES SALE OF CATHODE BUSINESS IN FRANCE

        Parma, OH – December 11, 2006 – GrafTech International Ltd. (NYSE:GTI) today announced the completed sale of its cathode business (including its equity in Carbone Savoie and certain manufacturing assets) to Alcan, for $135 million, subject to certain agreed upon adjustments, plus Alcan’s assumption of certain related liabilities. GrafTech plans to use the estimated net proceeds of $120 million to reduce debt.

        “The value created by the completion of this sale allows us to focus on our stated goal of further delevering the company while positioning us for future growth,” said GrafTech Chief Executive Officer Craig Shular. “As a result of the improvements made to our balance sheet and the accretive nature of this transaction, we will be in a strong position to capitalize on strategic opportunities with the goal of creating long term value for our shareholders.”

        With the completion of this sale and positive cash flow expected in the fourth quarter 2006, GrafTech is targeting completion of the year with net debt below $525 million, a $164 million reduction from net debt levels at year-end 2005. Moreover, GrafTech continues to maintain a stable capital structure with no material debt repayments required until 2010.

        GrafTech announced on October 19, 2006, that it was in discussions with Alcan concerning the divestiture of its cathode business.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, silicon metal, automotive products and electronics. We manufacture graphite electrodes, products essential to the production of electric arc furnace steel. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We operate 13 state of the art manufacturing facilities strategically located on four continents. For additional information on GrafTech International, call 216-676-2000 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777 or visit our website at www.graftechaet.com.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: economic conditions; production and sales of products that incorporate or are produced using our products; production capacity; prices and sales of and demand for our products; strategic plans, opportunities, and business projects; asset sales; debt levels; anticipated benefits of the transaction; restructuring and deleveraging activities; operational and financial performance; costs and cost increases; interest and taxes; capital expenditures and depreciation; working capital; revenues; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; consolidation of steel producers; greater than anticipated raw materials, energy and other costs increases; increases in capacity, competitive pressures, or other changes impacting demand, prices, unit and dollar volume sales and growth rates, or profitability; limitations on the amount and delays in the timing of our anticipated capital expenditures; delays in or failures to complete planned asset sales; non-attainment of earnings or other financial metrics that we provide as guidance; failure to achieve benefits from process and system changes; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in litigation; non-realization of anticipated benefits from organizational changes and restructurings; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; changes in the ultimate disposition of the net proceeds of the transaction, unanticipated contractual indemnification liabilities, and the possibility that we may not achieve the anticipated future benefits of the transaction; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions, or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.